Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474
Virco Announces First Quarter Results
Torrance, California — June 8, 2010 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced first quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:
Our first quarter results reflect the continued softness in state and municipal funding in general and public school funding in particular. Although this niche of the institutional furniture market has held up relatively well compared to other sectors such as office furnishings, our customers are still feeling the lagging effects of the 2008-2009 recession. Until the private sector recovers fully and begins pumping tax receipts into state and local coffers, we believe spending for new schools and new school furniture will remain below the levels of a few years ago. We remind investors that our first quarter is seasonally light and therefore not a proportional representation for the full year; in a typical month of June, when public schools are out of session, our shipping volume will match or exceed the volume of the entire first quarter. Here are our results for the first quarter ended April 30, 2010, and the comparable period last year:

	Three Months Ended
	4/30/2010	4/30/2009
	(In thousands, except per share data)
Net sales	$24,860	$27,049
Cost of sales	18,589	18,749

Gross profit	6,271	8,300
Selling, general administrative & other expense	12,765	13,187

Loss before income taxes	(6,494)	(4,887)
Income tax benefit	(1,413)	(1,900)

Net loss	$(5,081)	$(2,987)

Cash dividend declared	$0.05	$0.05

Net loss per share — basic and diluted (a)	$(0.36)	$(0.21)

Weighted average shares outstanding — basic and diluted	14,157	14,231

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2010	1/31/2010	4/30/2009
Current assets	$72,170	$56,906	$70,033
Non-current assets	60,600	61,194	60,031
Current liabilities	41,697	22,926	31,817
Non-current liabilities	31,872	30,236	35,889
Stockholders’ equity	59,201	64,938	62,358
Gross profit declined from 30.7% of sales to 25.2%, due to a combination of lower factory utilization, higher raw material costs, and lower selling prices. Beginning in last year’s fourth quarter and continuing through the publication of this earnings release, we have responded to reduced market demand with very aggressive pricing, which has resulted in lower gross margins but stable rates of incoming orders. Through early June, incoming orders were approximately even with the same period last year and our backlog was slightly higher. In keeping with our policy of not issuing financial guidance, we caution investors against extrapolating stable incoming order rates or first quarter operating margins to full-year results. Our market remains highly volatile and current trends could deteriorate or improve as the year progresses.

On a more positive note, given what we know of our market, we believe the current stability of our incoming orders represents an ongoing, albeit modest, gain in market share. Unit sales volume is also on an upward trajectory that appears likely to continue through this year’s summer delivery season. We continue to see strong interest in our many new products as well as our turnkey project management service—PlanSCAPE®—which helps educators fully equip new campuses, or refurbish existing schools, within the tight delivery window that typifies such projects.
We’re actively using the custom manufacturing capabilities of our domestic factories to offer educators the colors, features, and special designs that are much harder if not impossible to acquire through an offshore supply chain. Whereas a few years ago the conventional wisdom was that “offshoring” offered the only competitive business model, we’re now seeing a reverse trend, sometimes called “onshoring,” that reflects the quality risks, logistical complexities, and financial implications of long-lead-time extended supply chains. For this reason we are continuing to reinvest in our U.S. factories, primarily to support new product designs but also in the belief that the quality and reliability of domestically fabricated furniture will ultimately play a role in its selection for use in American classrooms.
Longer-term, despite underlying demographic strength as reflected in live births, the domestic market for classroom furniture seems likely to remain soft for some time. Annual live births in the U.S. are now slightly above their average of 4 million during each of the 19 years of the famed “Baby Boom” (1945-1964). Unfortunately, the state and local tax receipts that provide funding for public schools are recovering only slowly from their record lows of several months ago. So although the long-term demographic trends are as favorable as at any time since the early 1960s, short- to mid-term funding challenges may continue to restrict growth in our market.
We continue to believe that these current funding challenges will be satisfactorily addressed and that underlying growth in the student population will eventually drive higher demand for our products. Certain international markets are well-funded and growing rapidly, so we’re placing additional emphasis on the identification and development of these opportunities. We’re also having success in higher education and vocational training classrooms with some of our most recently introduced new products such as Sage™ seating and Text® tables, and Parameter™, an entire new family of teacher desks and administrative support furniture. As with all of our recently introduced products, this furniture is made in our own U.S. factories, giving us the crucial ability to integrate colors, frame finishes, and provide optional configurations to support campus-wide design schemes. As unit sales of these new products continue to grow, they also provide much-needed absorption of overhead.
We’re currently in the process of performing a number of program evaluations where our furniture is being tested within new and innovative curriculum regimes by educators who specialize in certain kinds of learning disabilities. We’re also supporting trials in various styles of collaborative learning and interactive classroom technologies. These program evaluations provide us with crucial insights into the evolving needs of students, educators, parents, and communities, ensuring that our designs and services remain relevant in the important work of education.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: availability of funding for educational institution; business strategies; the Company’s ability to continue to control costs; the cost and availability of steel and other raw materials; the costs of utilities and freight;; market demand and acceptance of new products; development of new distribution channels; growth of international sales; importance to consumers of domestically produced products; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the rate of approval of school bonds for construction of new schools and the extent to which existing schools order replacement furniture; ability of school districts to obtain sufficient funding to purchase our products; customer confidence; and competition. See our Annual Report on Form 10-K for the year ended January 31, 2010, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing